UNITED RETAIL GROUP REPORTS SECOND QUARTER 2007 RESULTS

Rochelle Park, New Jersey, September 11, 2007 – United Retail Group, Inc. (NASDAQ-GM: “URGI”) today announced operating results for the second quarter and first six months of fiscal 2007, ended August 4, 2007.

Second Quarter Results

For the second quarter, net sales increased 1% to $122.3 million from $120.9 million in the prior year period.  Comparable store sales declined 1% for the fiscal quarter.  Comparable store sales data does not include online sales, which increased 52% for the quarter versus the same quarter last year.

Gross profit for the second quarter was 23.0% of net sales compared with 26.4% of net sales for the comparable period in the previous year.  Gross profit decreased principally because of lower merchandise margins and higher marketing expenditures, which resulted from increased promotional activity to manage inventory.

General, administrative and store operating expenses for the second quarter were 20.4% of net sales compared with 21.2% of net sales for the second quarter of 2006.  The improvement was due principally to a reduction in bonus compensation.

Operating income for the second quarter was $3.2 million compared with $6.3 million in the prior year period.

Net income for the second quarter was $2.2 million, or $0.16 per diluted share, versus $5.0 million, or $0.35 per diluted share, in the second quarter of 2006.  Income taxes had a disparate impact on the two years.  Net income included a provision for income taxes of $1.3 million in the second quarter of fiscal 2007 compared with $1.7 million in the second quarter of fiscal 2006.  Assuming a normalized income tax rate of 39.0% in both periods, adjusted net income for the second quarter of fiscal 2007 would have been $2.1 million, or $0.15 per diluted share, versus adjusted net income of $4.0 million, or $0.29 per diluted share, in the comparable period of fiscal 2006.

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Six-Month Results

For the first six months of the fiscal year, net sales increased 1% to $233.3 million from $230.3 million in the prior year period.  Comparable store sales for the first half of the fiscal year were flat.  Comparable store sales data does not include online sales, which increased 52% for the first six months versus the first six months of 2006.

Gross profit for the first six months was 22.9% of net sales compared with 26.2% of net sales for the comparable period in the previous year.  Gross profit decreased principally because of lower merchandise margins and higher marketing expenditures.

General, administrative and store operating expenses for the first six months were 21.6% of net sales compared with 22.1% of net sales for the first six months of 2006.  The improvement was due principally to a reduction in bonus compensation.

Operating income for the first half of the fiscal year was $3.2 million compared with   $9.3 million in the prior year period.

Net income for the first half of the fiscal year was $2.3 million, or $0.16 per diluted share, versus $6.9 million, or $0.49 per diluted share, in the prior year period.  Income taxes had a disparate impact on the two years.  Net income included a provision for income taxes of $1.3 million in the first half of fiscal 2007 compared with $2.8 million in the same period of fiscal 2006.  Assuming a normalized income tax rate of 39.0% in both periods, adjusted net income for the first six months of fiscal 2007 would have been $2.2 million, or $0.16 per diluted share, versus adjusted net income of $5.9 million, or $0.42 per diluted share, in the comparable period of fiscal 2006.

Raphael Benaroya, the Company’s Chairman of the Board, President and Chief Executive Officer, commented:  “As I previously stated, we experienced softness in consumer spending during the first half of the fiscal year and unseasonable weather patterns during the first half of the Spring season.  In response, we increased our promotional activity to bring inventory in line, which impacted our merchandise margins.  However, we experienced growth in customer transactions in total as well as per average store for the second quarter and first half of the year.  We believe that we are solidly positioned in our merchandise assortments and inventory levels for the Fall selling season.  We continue to have confidence in the fundamentals of our business and we remain focused on implementing our long-term growth strategy.”

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Use of Non-GAAP Financial Measures

The Company has provided non-GAAP adjusted net income and earnings per diluted share information for the three months and six months ended August 4, 2007 in this release, in addition to providing financial results in accordance with generally accepted accounting principles.  This supplemental information reflects, on a non-GAAP, adjusted basis, the Company’s net income and earnings per diluted share based upon a normalized tax rate of 39.0%.  This supplemental non-GAAP financial information is provided to enhance the reader’s overall understanding of the Company’s financial performance.  The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, net income, earnings per share or other measures of financial performance prepared in accordance with GAAP.  A reconciliation of this non-GAAP financial information to GAAP amounts is included in a supplemental table at the end of this release.

United Retail Group, Inc. is a specialty retailer of large-size women’s fashion apparel, footwear and accessories featuring AVENUE® brand merchandise.  The Company operates 483 AVENUE® stores with 2,139,000 square feet of selling space, as well as the AVENUE.COM website at www.avenue.com

As Previously Released

United Retail Group, Inc., a specialty retailer of large-size women’s fashion apparel, and Redcats USA, Inc., a subsidiary of Redcats Group, a leading home shopping marketer of apparel and home products, today announced that United Retail Group has entered into a definitive agreement to be acquired by Redcats USA, Inc.

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The above release contains certain brief forward-looking statements concerning the Company’s operations and performance.  The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The following additional factors, among others, could also affect the Company’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements included in this release or otherwise made by management: threats of terrorism; war risk; shifts in consumer spending patterns, overall economic conditions; the impact of increased competition; variations in weather patterns; uncertainties relating to execution of the Company’s product repositioning strategy; store lease expirations;  increases in interest rates; the ability to retain, hire and train key personnel; risks associated with the ability of the Company’s manufacturers to deliver products in a timely manner; political instability and other risks associated with foreign sources of production and increases in fuel costs.

The reports filed by the Company with the Securities and Exchange Commission contain additional information on these and other factors that could affect the Company’s operations and performance.

The Company does not intend to update the forward-looking statements contained in the above release, which should not be relied upon as current after today’s date.

Contact:	George R. Remeta	Investor Relations:
	Vice Chairman and Chief Administrative Officer	Cara O’Brien/Leigh Parrish Press: Melissa Merrill
	United Retail Group, Inc.	Financial Dynamics
	(201) 909-2110	(212) 850-5600

UNITED RETAIL GROUP, INC.
2ND QTR 2007
(000'S)

Consolidated Statements Of Operations	13 weeks ended			26 weeks ended
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
	August 4,	July 29,	Percent	August 4,	July 29,	Percent
	2007	2006	+ or -	2007	2006	+ or -

Net sales	$122,272	$120,912	1.1%	$233,296	$230,332	1.3%
Cost of goods sold, including
buying and occupancy costs	94,202	89,036	5.8%	179,766	170,030	5.7%
Gross profit	28,070	31,876	-11.9%	53,530	60,302	-11.2%
General, administrative and store
operating expenses	24,888	25,622	-2.9%	50,335	51,011	-1.3%
Operating income	3,182	6,254	-49.1%	3,195	9,291	-65.6%
Interest income	388	413	-6.1%	648	638	1.6%
Interest expense	(108)	(49)	-	(200)	(191)	-
Income before income taxes	3,462	6,618	-47.7%	3,643	9,738	-62.6%
Provision for income taxes	1,271	1,661	-23.5%	1,337	2,844	-53.0%
Net income	$2,191	$4,957	-55.8%	$2,306	$6,894	-66.6%

Weighted average shares outstanding:
Basic	13,803	13,505		13,760	13,448
Diluted	14,132	14,155		14,133	14,160

Net income per common share:
Basic	$0.16	$0.37		$0.17	$0.51
Diluted	$0.16	$0.35		$0.16	$0.49

Consolidated Condensed	(Unaudited)	(Unaudited)
Balance Sheets	August 4,	July 29,
	2007	2006 (1)

Assets
Cash and cash equivalents	$51,800	$48,184
Inventory (2)	60,414	62,522
Other	14,939	14,090
Total current assets	$127,153	$124,796

Property and equipment, net	60,705	61,613
Deferred compensation plan assets	5,344	4,232
Other assets	13,239	11,915

Total assets	$206,441	$202,556

Liabilities and Stockholders' Equity
Current liabilities (2)	$59,316	$67,837

Long-term distribution center financing	615	1,475
Deferred lease incentives	9,812	9,513
Deferred compensation plan liabilities	5,344	4,231
Other non-current liabilities	9,196	8,122
Stockholders' equity	122,158	111,378

Total liabilities and
stockholders' equity	$206,441	$202,556

(1) Certain reclassifications have been made to conform to the current year presentation.
(2) Includes import intransit inventories and corresponding payables of $11.3 million and $13.9 million as of August 4, 2007 and July 29, 2006, respectively.

Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Financial Measures

			Net income	Diluted
Period	Description		(000's)	EPS

Fiscal 2007 Q2	GAAP as originally reported		$ 2,191	$ 0.16

	Less: adjustment to provision for income taxes
	to normalize rate at a 39% provision		$ 79	$ 0.01

	Adjusted non-GAAP		$ 2,112	$ 0.15

Fiscal 2006 Q2	GAAP as originally reported		$ 4,957	$ 0.35

	Less: adjustment to provision for income taxes
	to normalize rate at a 39% provision		$ 920	$ 0.06

	Adjusted non-GAAP		$ 4,037	$ 0.29

Fiscal 2007 First Half	GAAP as originally reported		$ 2,306	$ 0.16

	Less: adjustment to provision for income taxes
	to normalize rate at a 39% provision		$ 84	$ -

	Adjusted non-GAAP		$ 2,222	$ 0.16

Fiscal 2006 First Half	GAAP as originally reported		$ 6,894	$ 0.49

	Less: adjustment to provision for income taxes
	to normalize rate at a 39% provision		$ 954	$ 0.07

	Adjusted non-GAAP		$ 5,940	$ 0.42

Statistics	13 weeks ended		26 weeks ended

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Store Count	August 4,	July 29,	August 4,	July 29,
	2007	2006	2007	2006

Beginning of period	485	496	484	500
New	2	0	7	0
Closed	(3)	(1)	(7)	(5)
End of period	484	495	484	495

Selling Square Footage (000's)

Beginning of period	2,137	2,182	2,130	2,194
New / Expansion	9	0	31	0
Closed	(11)	(4)	(26)	(16)
End of period	2,135	2,178	2,135	2,178

Average	2,142	2,181	2,140	2,185